State of Delaware
Secretary of State
Division of Corporations
Delivered 05:07 PM 12/11/2019
FILED 05:07 PM 12/11/2019
SR 20198582677 - File Number 5260712

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF RENOVORX, INC.

Shaun Bagai hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 17, 2012.

TWO: He is the duly elected and acting Chief Executive Officer of RenovoRx, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is RenovoRx, Inc. (the "Company").

II.

The address of the registered office of this Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of this corporation in the State of Delaware at such address is The Company Corporation.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

IV.

A. Immediately upon the filing of this Amended and Restated Certificate of Incorporation (the "Restated Certificate"), automatically and without any action by the holder thereof, (i) each outstanding share of Series A Preferred Stock of the Company shall be reclassified as, and become, one (1) fully paid and nonassesable share of Series A-1 Preferred Stock, (ii) each outstanding share of Series B Preferred Stock of the Company shall be reclassified as, and become, one (1) fully paid and nonassesable share of Series A-2 Preferred Stock (iii) each outstanding share of Series C Preferred Stock of the Company shall be reclassified as, and become, one (1) fully paid and nonassesable share of Series A-3 Preferred Stock, and (iv) each outstanding share of Series D Preferred Stock of the Company shall be reclassified as, and become, one (1) fully paid and nonassesable share of Series B Preferred Stock, and all such reclassified and converted shares shall represent such shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock, respectively, from and after the date and time of such filing (collectively, the

"Reclassification"). Following the Reclassification, the Company shall issue certificates for the number of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock to which such holder is entitled after giving effect to the Reclassification. Regardless of when a holder delivers his, her or its certificates to the Company, such holder shall be deemed to have ceased to be a stockholder of record of the shares of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as applicable, previously held by him, her or it that are so converted and exchanged, and to have become a stockholder of record of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock, as applicable, issuable to him, her or it in connection with the Reclassification, immediately upon the filing of this Restated Certificate. Unless otherwise noted, all references, share and per share amounts set forth in this Restated Certificate have been revised to reflect the Reclassification.

B. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Company is authorized to issue is 64,360,455 shares, 42,000,000 shares of which shall be Common Stock (the "Common Stock") and 22,360,455 shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

C. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis) without a vote of the holders of the Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

D. 3,542,669 of the authorized shares of Preferred Stock are hereby designated "Series A-1 Preferred Stock", 3,546,095 of the authorized shares of Preferred Stock are hereby designated "Series A-2 Preferred Stock", 2,660,230 of the authorized shares of Preferred Stock are hereby designated "Series A-3 Preferred Stock" and 12,611,461 of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock and the Series B Preferred Stock shall be referred to collectively as the "Series Preferred").

E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of six percent (6%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors (the "Board") and shall be non-cumulative.

(b) The "Original Issue Price" of the Series A-1 Preferred Stock shall be $0.1863 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The "Original Issue Price" of the Series A-2 Preferred Stock shall be $0.3243 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The "Original Issue Price" of the Series A-3 Preferred Stock shall be $0.837 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The "Original Issue Price" of the Series B Preferred Stock shall be $1.1030 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements approved by the Board that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares as approved by the Board; or

(iii) distributions to holders of Common Stock in accordance with Section 3.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) holders of a majority of the Series Preferred voting together as a single class on an as-if-converted basis.

(f) A distribution to the Company's stockholders may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective

date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. For so long as any shares of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the Company shall not, without first obtaining the vote or written consent of the holders of a majority of the outstanding Series Preferred, effect, approve, validate or take any action (whether by merger, recapitalization or otherwise), and any such act or transaction entered into without such consent or vote shall be null and void *ab initio*, and of no force or effect, that:

(i) Amends, alters, waives or repeals any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation);

(ii) Adversely alters or changes the voting or other powers, preferences, or other rights, privileges or restrictions of the Series Preferred as set forth in the Certificate of Incorporation of the Company (including any filing of a Certificate of Designation);

(iii) Increases or decreases the authorized number of shares of Common Stock or Preferred Stock;

(iv) Authorizes or designates, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred in voting or other powers, preferences, or other rights, privileges or restrictions or any increase in the authorized or designated number of any such class or series;

(v) (i) Reclassifies, alters or amends any existing security of the Company that is pari passu with the Series Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series Preferred in respect of any such right, preference, or privilege or (ii) reclassifies, alters or amends any existing security of the Company that is junior to the Series Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series Preferred in respect of any such right, preference or privilege;

(vi) Redeems, repurchases, pays or declares dividends or otherwise makes any distribution with respect to Common Stock or Preferred Stock other than

dividends required pursuant to Section 1 hereof and acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) hereof;

(vii) Results in any agreement by the Company or its stockholders regarding any merger, consolidation or sale of control (including any Liquidation Event, Asset Transfer or Acquisition (each as defined in Section 3 hereof));

(viii) Results in any spinout, sale or exclusive license of material assets or intellectual property rights of the Company outside the ordinary course of business, including by means of transfer to a subsidiary or another entity;

(ix) Increases or decreases the authorized number of members of the Company's Board;

(x) Creates, or results in the Company holding capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or results in any sale, transfer or other disposition of any capital stock of any direct or indirect subsidiary of the Company, or permits any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(xi) Creates, or authorizes the creation of, or issues, or authorizes the issuance of, any debt security, or incurs any indebtedness, unless such debt security has received the prior approval of the Board of Directors, including, only after the Milestone Closing, the approval of at least one of (i) the Series B Director or (ii) the Series A-1/A-2 Director (the "Required Preferred Approval"); or

(xii) Increases the amount of securities available for issuance under the Company's equity incentive or stock option plan.

(c) Election of Board of Directors.

(i) The size of the Board shall be no more than seven (7) directors; provided, however, that upon a Board Restructuring Event (as defined in that certain Amended and Restated Voting Agreement dated on or about the date hereof), the size of the Board of Directors shall be reduced to six (6) directors.

(ii) Before the Second Closing (as defined in that certain Series B Preferred Stock Purchase Agreement dated on or about the Series B Original Issue Date (the "Purchase Agreement")):

(A) For so long as any shares of Series A-1 Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series A-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the "Series A-1 Director") at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or

removal of such directors. Upon the occurrence of the Second Closing, the right of the holders of Series A-1 Preferred Stock to elect the Series A-1 Director shall immediately terminate and be of no further force and effect.

(B) For so long as any shares of A-2 Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series A-2 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the "Series A-2 Director") at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors. Upon the occurrence of the Second Closing, the right of the holders of Series A-2 Preferred Stock to elect the Series A-2 Director shall immediately terminate and be of no further force and effect.

(iii) Upon the Second Closing, for so long as any shares of Series A-2 Preferred Stock and Series A-2 Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a separate class on an as-if-converted basis, shall be entitled to elect one (1) member of the Board (the "Series A-1/A-2 Director") at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) Upon the Milestone Closing (as defined in the Purchase Agreement), the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the "Series B Director") at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors; *provided, however,* that, upon a Board Restructuring Event, the right of the holders of the Series B Preferred Stock to elect a director pursuant to this subsection (iii) shall immediately terminate and be of no further force and effect.

(v) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(vi) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect three members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(vii) If the holders of shares of Series Preferred or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this Section IV.E.2(c), then any directorship not so filled shall remain vacant until such time as the holders of the Series Preferred (or any particular series of Preferred Stock) or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the stockholders of the Company that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a meeting of such stockholders or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent; provided that such director shall be deemed removed immediately upon the termination of the right of the appointing stockholders to elect such director. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(viii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d) **Separate Vote of Series B Preferred.** For so long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the Company shall not, without first obtaining the vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock, issue any additional shares of Series B Preferred Stock, other than the shares of Series B Preferred Stock issuable pursuant to the Purchase Agreement, and any such act or transaction entered into without such consent or vote shall be null and void *ab initio*, and of no force or effect.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a "Liquidation Event"), before any distribution or payment

shall be made to the holders of any Common Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the Original Issue Price with respect to such share plus all declared and unpaid dividends on the Series Preferred. If, upon any Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the full liquidation preference set forth in the preceding sentence of this Section IV.E.3(a), then all of such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section IV.E.3(a) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the remaining consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

(c) An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Article IV.

(i) For the purposes of this Article IV: (i) "Acquisition" shall mean (A) any reorganization by way of share exchange, consolidation or merger, in one transaction or a series of related transactions in which the Company is a constituent corporation or is a party with another entity if, as a result of such reorganization, the voting securities of the Company that are outstanding immediately prior to such reorganization do not represent at least fifty percent (50%) of the total voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) outstanding immediately after consummation of such reorganization; or (B) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred; provided that an Acquisition shall not include any transaction or series of related transactions in which the Company sells shares for bona fide equity financing purposes and cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) "Asset Transfer" shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(d) In the event of any Liquidation Event, if any portion of the consideration payable to the Company's stockholders is placed into escrow and/or is payable to the stockholders of this corporation subject to contingencies, the applicable definitive agreements with respect to such Liquidation Event shall provide that the portion of such consideration that is not placed in escrow and/or subject to any contingencies (the "Initial Consideration") shall be allocated among the holders of the Company's capital stock in accordance with Sections 3(a) and

3(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and any additional consideration that becomes payable to the Company's stockholders on release from escrow or satisfaction of contingencies shall be allocated among the Company's stockholders in accordance with Sections 3(a) and 3(b) after taking into account the previous payment of the Initial Consideration.

4. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the "Series Preferred Conversion Rate") shall be the quotient obtained by dividing the applicable Original Issue Price of the Series Preferred by the applicable "Series Preferred Conversion Price," calculated as provided in Section 4(c).

(c) Series Preferred Conversion Price. The conversion price for the Series Preferred shall initially be the applicable Original Issue Price (the "Series Preferred Conversion Price"). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such

conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series B Preferred Stock is issued (the "Series B Original Issue Date") the Company effects a subdivision of the outstanding Common Stock, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Series B Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Series B Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the new applicable Series Preferred Conversion Price shall be calculated as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date assuming such dividend was fully paid or such distribution was fully made; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Series B Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of

stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Series B Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for no consideration or an Effective Price (as defined below) less than any then-effective Series Preferred Conversion Price (a "Qualifying Dilutive Issuance"), then and in each such case, such then existing Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then-outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one tenth of one cent ($0.001). Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the Series Preferred Conversion Price. Any adjustment required by this Section 4(h) shall be rounded to the nearest one tenth of one cent ($0.001) (with 0.0005 being rounded upward).

(iii) For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the "Aggregate Consideration") shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellations of liabilities or obligations evidenced by such Convertible Securities); *provided* that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is

reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; *provided further,* that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellations of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, *provided* that such readjustment shall not apply to Series Preferred that has previously been converted.

(v) For the purpose of making any adjustment to any Conversion Price of the Series Preferred required under this Section 4(h), "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) up to 6,346,504 shares of Common Stock or Convertible Securities issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other similar arrangements.

(C) shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Series D Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued in connection with any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution, in each case approved by the Board including the Required Preferred Approval;

(E) shares of Common Stock or Convertible Securities issued in connection with acquisitions, technology transactions, corporate partnering or similar strategic transactions by the Company that are not fundraising in nature; *provided* that the issuance of shares therein has been approved by the Company's Board of Directors including the Required Preferred Approval; and

(F) dividends or distributions on Common Stock or Preferred Stock for which adjustment to the Conversion Price is made as provided in Section 4(e), 4(f) or 4(g) above.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the "First Dilutive Issuance"), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a "Subsequent Dilutive Issuance"), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved in writing by the holders of a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, (C) the material terms and conditions of such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up and (D) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) All shares of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective and applicable Series Preferred Conversion Price, (A) at any time upon the affirmative vote or written consent of the holders of two-thirds (2/3) of the outstanding shares of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii) Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; *provided, however*, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer

agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l) **Fractional Shares.** No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) **Reservation of Stock Issuable Upon Conversion.** The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) **Notices.** Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) **Payment of Taxes.** The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

5. NO REISSUANCE OF SERIES PREFERRED.

Any shares or shares of Series Preferred redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

V.

A. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article V.A to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D. The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Company who is not an employee of the Company or any of its subsidiaries, (collectively, "Covered Persons"), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Company. Any repeal or modification of this Article V will only be prospective and will not affect the rights under this Article V in effect at the time of the occurrence of any actions or omissions to act giving rise to liability

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further *provided* that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall

be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Restated Certificate. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Restated Certificate.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Restated Certificate has been duly approved by the Board of Directors of the Company.

FIVE: This Restated Certificate was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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In Witness Whereof, RenovoRx, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 11th day of December, 2019.

RenovoRx, Inc.

Signature: /s/ Shaun Bagai

Print Name: Shaun Bagai

Title: Chief Executive Officer